(BW)(UT-KLEVER-MARKETING)(KLMK) Klever Marketing Names David D. Singer Interim Chief Executive Officer

     Business, Advertising and Marketing, Retail and Shopping, Supermarkets Editors

    SALT LAKE CITY--(BUSINESS WIRE)--December 8, 2003--Klever Marketing(TM) Inc. (OTC BB:KLMK) Monday announced that it has appointed David D. Singer as interim Chief Executive Officer.

    Singer's experience brings to Klever Marketing a successful track record as a primary equity fundraiser, generating over $42 million for a previous venture. He most recently served World Wireless Communications for seven years as chief executive officer and president, managing a private start-up company to The American Stock Exchange. During his tenure at World Wireless, he was responsible for both domestic and international sales, including product contracts and intellectual property licenses of its wireless, RF-based communication products to major customers, such as Panasonic, Williams, 3 Com, and Siemens, to name a few.

    Singer generated dramatic sales growth in key executive roles over the past 28 years as CEO and president at World Wireless Communications, president at Navtech Industries, vice president of energy and environmental municipal financing at Banc One Leasing, vice president of sales and marketing at The CSL Companies, and president at CSL Energy Controls.

    The board of Klever Marketing has chosen Singer to lead the Company's funding objectives for the deployment of its Personal Shopping AssistantTM, Klever-Kart. He will also utilize his proven experience in forming strategic alliances, mergers and acquisitions, and business development.

    Klever Marketing has developed and markets a proprietary, wireless, in-store advertising & communications system for supermarket, mass merchandising and other retail applications. Called the Klever-Kart(R) System, it utilizes patented and proven technology to deliver targeted ads and promotions through a small, electronic, remotely programmable display affixed to the shopping-cart handle. Each marketing message reaches an individual consumer at the exact product location, or Point-of-Selection(R), where industry research indicates over 70% of all purchase decisions are made. The Company believes that these one-to-one electronic communication capabilities, its Point-of-Selection delivery, and their patent portfolio provide a formidable first-position in which to control the in-store marketing space.

    The statements made in this release that are not historical facts contain forward-looking information that involves risks and uncertainties.

    Important factors that may cause actual results to differ include, but are not limited to, the impact of competitive products and services, the company's ability to manage growth and acquisitions of technology or businesses, the condition of the capital markets, the effect of economic and business conditions and other risks detailed from time to time in the company's filings with the Securities and Exchange Commission.


    CONTACT:       Klever Marketing
                   William (Bill) Dupre, 801/322-1221 ext. 117 billd@kleverkart.com


KEYWORD: UTAH
INDUSTRY KEYWORD: COMED COMPUTERS/ELECTRONICS
    INTERACTIVE/MULTIMEDIA/INTERNET FOODS/BEVERAGES RETAIL
    SUPERMARKETS MANAGEMENT CHANGES